Exhibit 99.1

Deciphera Pharmaceuticals, Inc. Announces Second Quarter 2018 Financial Results

- Presented Data at 2018 ASCO Annual Meeting Supporting Potential for DCC-2618 in Second-Line GIST Patients -

- Completed Enrollment of GIST Expansion Cohorts in Ongoing Phase 1 Clinical Study -

- Pivotal Phase 3 INTRIGUE Study in Second-Line GIST on Track to Commence Later this Year; Enrollment in Pivotal Phase 3 INVICTUS Study in Fourth-line and Fourth-Line Plus GIST Ongoing -

- Completed Follow-On Public Offering in June and ended Second Quarter 2018 with cash and cash equivalents of $346.5 million -

Waltham, MA – August 7, 2018 – Deciphera Pharmaceuticals, Inc. (NASDAQ:DCPH), a clinical-stage biopharmaceutical company focused on addressing key mechanisms of tumor drug resistance, today announced financial results for the second quarter ended June 30, 2018, and provided an update on recent clinical and corporate developments.

“The first half of 2018 was marked by exceptional progress, with data presented at the ASCO Annual Meeting in June demonstrating the potential of DCC-2618, our lead product candidate, in second- and third-line GIST patients, and supporting the planned Phase 3 trial, INTRIGUE, in second-line GIST patients,” said Michael D. Taylor, Ph.D., President and Chief Executive Officer of Deciphera. “In addition, we observed continued robust clinical activity in heavily pretreated patients. For the balance of this year, we look forward to presenting additional data from the Phase 1 DCC-2618 study, as well as to the planned initiation of the INTRIGUE study.”

Dr. Taylor continued, “In addition to our clinical progress, we also strengthened both our leadership team and balance sheet, and we are well positioned to advance our pipeline of novel kinase switch control inhibitors toward key milestones.”

Clinical Programs

•	DCC-2618

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At the American Society of Clinical Oncology (ASCO) Annual Meeting in June 2018, Deciphera presented updated data from its ongoing Phase 1 clinical trial of DCC-2618 in patients with gastrointestinal stromal tumors (GIST). Highlights from the presentation included:

•

Initial objective response rates (ORR) and disease control rates (DCR) in second-and third-line GIST patients treated with DCC-2618 at ≥100mg daily exceeded previously published results of registrational trials for currently approved therapies, sunitinib in second-line patients and regorafenib in third-line patients.

•

Mutational profiling data across second-, third- and fourth-line GIST patients demonstrated the breadth of KIT mutations in GIST at baseline and the ability of DCC-2618 to reduce KIT mutant allele frequency.

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Deciphera previously announced that following discussions with regulatory authorities in the United States and in Europe, it has designed the INTRIGUE trial as a randomized, multicenter, open-label, Phase 3 trial evaluating DCC-2618 vs. sunitinib in second-line GIST patients. The Company plans to initiate this trial later this year.

○

Deciphera completed enrollment in the three GIST cohorts in the expansion stage of the ongoing Phase 1 study, totaling 130 patients with second- through fourth-line plus GIST. In addition, enrollment is ongoing in the Company’s Phase 3 INVICTUS study in fourth-line and fourth-line plus GIST.

○

Deciphera will present an update on the GIST patients in the ongoing Phase 1 study as a Proffered Paper (oral) presentation at the ESMO 2018 Congress. The presentation titled “Initial Results of Phase 1 Study of DCC-2618, a Broad-spectrum KIT and PDGFRa Inhibitor, in Patients (pts) with Gastrointestinal Stromal Tumor (GIST) by Number of Prior Regimens” will be presented on October 19, 2018 in Munich.

○

In April 2018, the Company reported preclinical data at the Annual Meeting of the American Association for Cancer Research (AACR) demonstrating that compared to the in vitro profiles of the FDA-approved kinase inhibitors imatinib, sunitinib, regorafenib, and midostaurin, and the investigational agent avapritinib (BLU-285), DCC-2618 demonstrated the broadest profile of inhibition of primary and secondary KIT mutations and primary PDGFRα mutations.

○

The Company also reported updated clinical data at the 2018 AACR Annual Meeting demonstrating the safety and tolerability profile of DCC-2618 in 100 GIST patients treated at the recommended Phase 2 dose of 150 mg QD, which supports the selection of this dose for the ongoing pivotal, randomized Phase 3 INVICTUS study.

•	Rebastinib

○

Deciphera expects to initiate a company-sponsored open-label, multicenter Phase 1b study of rebastinib in combination with paclitaxel to assess safety, tolerability and pharmacokinetics in patients with locally advanced or metastatic solid tumors later this year.

•	DCC-3014

○	Deciphera continues to enroll patients in the Phase 1 dose escalation study of DCC-3014, a selective CSF1R immunokinase inhibitor, and expects to provide an update from this study later this year.

Corporate Updates

•

In June 2018, Deciphera announced the closing of an underwritten public offering of 4,945,000 shares at a public offering price of $40.00 per share, which included the exercise in full by the underwriters of their option to purchase up to 645,000 additional shares of common stock. Total net proceeds to Deciphera were approximately $185.3 million, after deducting underwriting discounts and commissions and other offering expenses.

•

In May 2018, the Company announced the appointment of Stephen B. Ruddy, Ph.D. as Chief Technical Officer. Dr. Ruddy brings to Deciphera more than 25 years of global pharmaceutical management and leadership experience in small-molecule and biologics development and manufacturing. He will be responsible for establishing and leading a world-class manufacturing and supply chain organization.

•

In May 2018, the Company also announced the appointment of Steven L. Hoerter, Chief Commercial Officer at Agios Pharmaceuticals, Inc., to its Board of Directors. Mr. Hoerter has more than 25 years of global pharmaceutical and biotechnology experience, having held senior positions at leading oncology companies. He will serve as an independent director and a member of the Nominating and Corporate Governance Committee.

Second Quarter 2018 Financial Results

•

Cash Position: As of June 30, 2018, cash and cash equivalents were $346.5 million compared to cash and cash equivalents of $196.8 million as of December 31, 2017. This increase was primarily related to proceeds obtained through the Company’s recent underwritten public offering offset by cash used in operating activities.

•

R&D Expenses: Research and development expenses for the second quarter of 2018 were $18.0 million compared to $8.4 million for the same period in 2017. The increase was primarily due to an increase in spending on the DCC-2618 program of $5.5 million as a result of clinical trial costs related to the pivotal Phase 3 INVICTUS study that began enrollment in January 2018 and the ongoing Phase 1 trial. Clinical costs also increased as a result of start-up activities related to the pivotal Phase 3 INTRIGUE study in second-line GIST, which is expected to be initiated in the second half of 2018. Manufacturing costs increased for DCC-2618 as a result of new process development to support anticipated greater drug requirements for commercialization as well as the manufacture of registration lots required to support the submission of a new drug application. Expenses related to our rebastinib program increased approximately $0.6 million primarily as a result of start-up activities related to our planned clinical trials. In addition, personnel-related, facility-related and other costs increased an aggregate of $3.6 million as the result of an increase in costs associated with an increase in headcount and incurred in connection with our early-stage drug discovery programs. Personnel costs for each of the second quarters of 2018 and 2017 included non-cash share-based compensation expense of $1.0 million and $0.2 million, respectively.

•

G&A Expenses: General and administrative expenses for the second quarter of 2018 were $4.5 million, compared to $2.2 million for the same period in 2017. The increase was primarily due to an increase in non-cash share-based compensation expense related to additional employee stock options and a higher value of our common stock and to an increase in legal and professional fees as a result of various advisory fees related to ongoing operations as a public company as well as costs incurred for pre-commercialization activities. Non-cash share-based compensation was $1.2 million and $0.4 million for each of the second quarters of 2018 and 2017, respectively.

•	Net Loss: For the second quarter of 2018, Deciphera reported a net loss of $21.7 million, or $0.65 per share, compared with a net loss of $10.6 million, or $0.91 per share for the same period in 2017.

About Deciphera Pharmaceuticals

Deciphera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients by tackling key mechanisms of drug resistance that limit the rate and/or durability of response to existing cancer therapies. Our small molecule drug candidates are directed against an important family of enzymes called kinases, known to be directly involved in the growth and spread of many cancers. We use our deep understanding of kinase biology together with a proprietary chemistry library to purposefully design compounds that maintain kinases in a “switched off” or inactivated conformation. These investigational therapies comprise tumor-targeted agents designed to address therapeutic resistance causing mutations and immuno-targeted agents designed to control the activation of immunokinases that suppress critical immune system regulators, such as macrophages. We have used our platform to develop a diverse pipeline of tumor-targeted and immuno-targeted drug candidates designed to improve outcomes for patients with cancer by improving the quality, rate and/or durability of their responses to treatment.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the anticipated use of proceeds from the offering, the potential for our drug candidates to treat cancers and our strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the delay of any current or planned clinical trials or the development of our drug candidates, including DCC-2618, our advancement of multiple early-stage efforts, our ability to successfully demonstrate the efficacy and safety of our drug candidates, the preclinical and clinical results for our drug candidates, which may not support further development of such drug candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and other risks identified in our SEC filings, including our Prospectus filed with the SEC on June 7, 2018, as amended, our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent our views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$346,527	$196,754
Prepaid expenses and other current assets	2,221	1,428
Long-term investment restricted	1,069	—
Property and equipment, net (1)	18,264	838
Other assets	75	75

Total assets	$368,156	$199,095

Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and other liabilities	$18,775	$13,641
Debt obligations	1,388	1,481
Lease liability, net of current portion(1)	16,896	—

Total liabilities	37,059	15,122

Total stockholders’ equity	331,097	183,973

Total liabilities and stockholders’ equity	$368,156	$199,095

(1)

In May 2018, we entered into a lease for office space in Waltham, MA. We are not the legal owners of the leased space, however, we are deemed to be the owner during the construction phase beacuse of certain provisions within the lease. As a result, we recorded a $17.0 million build-to-suit asset in property and equipment and a corresponding build-to-suit facility lease financing obligation.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	17,976	8,446	34,901	14,105
General and administrative	4,453	2,244	9,479	4,311

Total operating expenses	22,429	10,690	44,380	18,416

Loss from operations	(22,429)	(10,690)	(44,380)	(18,416)

Other income (expense):
Interest expense	(21)	(24)	(43)	(49)
Interest and other income, net	760	89	1,303	131

Total other income (expense), net	739	65	1,260	82

Net loss and comprehensive loss	$(21,690)	$(10,625)	$(43,120)	$(18,334)

Net loss per share—basic and diluted	$(0.65)	$(0.91)	$(1.30)	$(1.58)

Weighted average common shares outstanding—basic and diluted	33,567,314	11,626,287	33,083,383	11,626,287

Contacts:

Media:

Gina Nugent, The Yates Network

gina@theyatesnetwork.com

617-460-3579

Investor Relations:

Laura Perry or Sam Martin, Argot Partners

Laura@argotpartners.com or Sam@argotpartners.com

212-600-1902

Company:

Christopher J. Morl, Chief Business Officer

Deciphera Pharmaceuticals, Inc.

cmorl@deciphera.com

781-209-6418